Board of Directors

Resolutions

The Board of Directors of Embraer - Empresa Brasileira de Aeronáutica S.A. (the “Company”), at a meeting held on April 23, 2007 at 2:00 p.m. Brazilian time approved the following:

1)
In accordance with Article 65, first Paragraph of the Company’s Bylaws, and considering the General Shareholders’ Meeting, held on April 23, 2007, to approve the Financial Statements relative to the fiscal year ended December 31, 2006 at which Mr. Mauricio Novis Botelho retired as President & CEO of the Company, the board of directors elected Mr. Frederico Pinheiro Fleury Curado, (Brazilian, married, engineer, bearer of the Identity Card (RG) 15.227.738-SSP/SP, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 267.002.121-20, resident and domiciled in the city of São Paulo, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the city of São José dos Campos, State of São Paulo), as a President & CEO with a term of office beginning April 23, 2007, and ending on the date of the Annual Shareholders’ Meeting to approve the financial statements related to the fiscal year ending December 31, 2008;

2)
In accordance with Article 34, item II and III of the Company’s Bylaws, the Board of Directors elected, as Executive Officers, with a term of office beginning April 23, 2007 and ending on the date of the Annual Shareholders’ Meeting to approve the financial statements related to the fiscal year ending December 31, 2008, the following individuals:

● Mr. Mauro Kern Junior, Brazilian, married, engineer, bearer of the Identity Card (RG) 60.037.275-07 SSP/RS, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 334.060.810-53, resident and domiciled in the city of São Paulo, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the city of São José dos Campos, State of São Paulo.

● Mr. Flávio Rímoli, Brazilian, married, attorney and engineer, bearer of the Identity Card (RG) 6.269.499 SSP/SP, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 026.030.538-33, resident and domiciled in the city of São José dos Campos, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the city of São José dos Campos, State of São Paulo.

● Mr. Antonio Júlio Franco, Brazilian, separated, business administrator, bearer of the Identity Card (RG) 119.677.862 IFP/RJ, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 124.701.396-00, resident and domiciled in the city of São José dos Campos, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the city of São José dos Campos, State of São Paulo.

In addition the board of directors approved its individual corporate designations.

With the election of the new Executive Officers, the Board of Executive Officers are:

Frederico Pinheiro Fleury Curado - President and CEO;
Antonio Júlio Franco - Executive Vice-President, Organizational Development and Personnel;
Antonio Luiz Pizarro Manso - Executive Vice-President Corporate & CFO;
Artur Aparecido Valério Coutinho - Executive Vice-President, Industrial Operations;
Flávio Rímoli - Executive Vice-President, General Counsel;
Horacio Aragonés Forjaz - Executive Vice-President, Corporate Communications;
Luis Carlos Affonso - Executive Vice-President, Executive Jets;
Luiz Carlos Siqueira Aguiar - Executive Vice-President, Defense and Government Market;
Mauro Kern Junior - Executive Vice-President, Airline Market;
Satoshi Yokota - Executive Vice-President Technology Development and Advanced Design.

São José dos Campos, April 23, 2007.

/s/Antonio Luiz Pizarro Manso
Antonio Luiz Pizarro Manso
Executive Vice-President Corporate & CFO